EXHIBIT 99.1

Contact:	Mark Hord ViewPoint Financial Group 972-578-5000, Ext. 7440
FOR IMMEDIATE RELEASE
May 7, 2009

ViewPoint Financial Group Reports
First Quarter 2009 Earnings
PLANO, Texas, May 7, 2009 — ViewPoint Financial Group (NASDAQ: VPFG) (the “Company”), the holding company for ViewPoint Bank, announced unaudited financial results today for the three month period ended March 31, 2009. Detailed results of the quarter will be available in the Company’s Quarterly Report on Form 10-Q, which will be filed today and posted on our website, http://viewpointbank.com. Highlights for the quarter include:
•	Company assets exceeded $2.2 billion: Assets totaled $2.24 billion, an increase of $23.2 million, or 1.0%, from December 31, 2008.

•	Strong loan growth: Net loans (including loans held for sale) totaled $1.45 billion, an increase of $52.7 million, or 3.8%, from December 31, 2008.

•	Total deposits surpassed $1.6 billion: Deposits totaled $1.64 billion, an increase of $87.1 million, or 5.6%, from December 31, 2008.

•	Continued capital strength: At March 31, 2009, the Company’s equity to total assets was 8.76% and the Bank’s tier one capital ratio was 7.17%, exceeding the regulatory minimum of 5% for a well-capitalized institution.
“ViewPoint Financial Group is off to a great start in 2009,” said Gary Base, President and Chief Executive Officer. “We’re pleased to report solid first-quarter earnings with continued strong growth in deposits, assets and lending. We’re especially proud of our 5.6% increase in deposits in this low-interest rate environment, as that tells us consumers see ViewPoint Bank as a solid financial choice for their money.”
Financial Condition as of March 31, 2009

Total assets increased by $23.2 million, or 1.0%, to $2.24 billion at March 31, 2009, from $2.21 billion at December 31, 2008. The rise in total assets was primarily caused by a $52.7 million, or 3.8%, increase in net loans (including loans held for sale) and an $18.7 million, or 161.2%, increase in short-term interest-bearing deposits in other financial institutions. This increase was partially offset by a $41.5 million, or 6.3%, reduction in our securities portfolio.

Our gross loan portfolio, including loans held for sale, has increased from $1.41 billion at December 31, 2008 to $1.46 billion at March 31, 2009. The table below shows our mix of loans at March 31, 2009 and December 31, 2008:

	March 31,		December 31,
	2009		2008
Mortgage loans:
One-to four-family	$495,422	33.87%	$498,961	35.39%
Commercial	425,971	29.12	436,483	30.96
One-to four-family construction	2,187	0.15	503	0.03
Mortgage loans held for sale	220,793	15.09	159,884	11.34
Home Equity	100,769	6.89	101,021	7.17

Total mortgage loans	1,245,142	85.12	1,196,852	84.89

Automobile loans	98,203	6.71	111,870	7.93
Other consumer loans	28,821	1.97	29,299	2.08
Commercial non-mortgage loans	19,584	1.34	18,574	1.32
Warehouse lines of credit	71,167	4.86	53,271	3.78

Total non-mortgage loans	217,775	14.88	213,014	15.11

Gross loans	$1,462,917	100.00%	$1,409,866	100.00%

This increase was primarily due to a $60.9 million increase in mortgage loans held for sale: $24.5 million of the increase in loans held for sale was contributed by ViewPoint Bankers Mortgage (VPBM), while $36.4 million of growth was attributable to mortgage warehouse lines originated for sale under our standard loan participation agreement. Warehouse lines of credit increased by $17.9 million, or 33.6%, from $53.3 million at December 31, 2008, to $71.2 million at March 31, 2009, while commercial non-mortgage loans increased by $1.0 million, or 5.4%.
These increases were partially offset by a $14.2 million, or 10.0%, overall decline in consumer lending balances, as consumer loans decreased from $141.2 million at December 31, 2008, to $127.0 million at March 31, 2009. We have reduced our emphasis on consumer lending as we focus on building our balance sheet with residential real estate and commercial loans and investments.
Over the past year, we significantly expanded our one-to four-family and commercial real estate loan portfolios: since March 31, 2008, one-to four-family mortgage loans increased by $130.9 million, or 35.7%, from $366.7 million at March 31, 2008, to $497.6 million at March 31, 2009. Commercial real estate loans increased by $142.5 million, or 50.3%, from $283.5 million at March 31, 2008, to $426.0 million at March 31, 2009. One-to four-family loan production has increased: during the three months ended March 31, 2009, one-to four-family mortgage loan originations totaled $187.3 million, compared to $115.7 million for the three months ended December 31, 2008, and $104.9 million for the three months ended March 31, 2008. Our mortgage subsidiary, VPBM, is currently selling a larger portion of its one-to four-family loan production. For the three months ended March 31, 2009, VPBM sold or designated for sale 88.6% of the one- to four-family loans it originated, compared to 76.3% for the three months ended December 31, 2008, and 62.2% for the three months ended March 31, 2008.

Our securities portfolio decreased by $41.5 million, or 6.3%, to $613.9 million at March 31, 2009, from $655.4 million at December 31, 2008. We have not sold any securities. The decline in our securities portfolio was primarily caused by maturities and principal paydowns.
Total deposits increased by $87.1 million, or 5.6%, to $1.64 billion at March 31, 2009, from $1.55 billion at December 31, 2008. We experienced growth in all of our deposit products, primarily in our savings and money market accounts, which increased by $36.3 million, or 5.7%, and our time accounts, which increased by $24.5 million, or 3.8%. We also saw a significant increase in our interest-bearing demand accounts, which increased by $20.4 million, or 20.7%, from $98.9 million at December 31, 2008, to $119.3 million at March 31, 2009; this growth was due to our Absolute Checking product, which currently provides a 4.0% annual percentage yield on account balances up to $50,000 when certain stipulations are met.
Federal Home Loan Bank advances decreased by $61.9 million, or 15.1%, from $410.8 million at December 31, 2008, to $348.9 million at March 31, 2009. The outstanding balance of borrowings decreased during the quarter due to monthly principal paydowns. During the three months ended March 31, 2009, the Company used deposit growth to fund loans rather than utilizing borrowings as a funding source.
Total shareholders’ equity increased by $1.8 million, or 0.93%, from $194.1 million at December 31, 2008, to $195.9 million at March 31, 2009. This increase was primarily caused by net income of $1.2 million for the three months ended March 31, 2009, and a decrease in unrealized losses on securities available for sale of $662,000. These changes were partially offset by the payment of an $0.08 per share dividend, which resulted in an $859,000 reduction to shareholders’ equity. On April 9, the FASB issued Staff Position No. FAS 115-2 and FAS 124-2, which allowed the Company to reverse the non-credit portion of an impairment charge booked to earnings relating to the Company’s collateralized debt obligations in December 2008. The $2.8 million after-tax amount was reflected as a cumulative effect adjustment that increased retained earnings and increased accumulated other comprehensive loss. This reclassification had a positive impact on regulatory capital and no impact on tangible common equity.
Results of Operations for the Three Months Ended March 31, 2009
Non-GAAP net income for the three months ended March 31, 2009, was $2.2 million, an increase of $1.1 million, or 112.5%, from $1.1 million for the three months ended March 31, 2008. Net income for the three months ended March 31, 2009, included a $465,000 charge to write off a collateralized debt obligation due to other-than-temporary impairment, $400,000 of one-time loss relating to the closure of eight in-store banking centers on March 31, 2009, a $211,000 charge to adjust our mortgage servicing rights to fair value, and share-based compensation expense of $434,000. Comparatively, net income for the three months ended March 31, 2008, included share-based compensation expense of $440,000 and a $1.1 million benefit related to the Visa initial public offering, with no similar benefit recognized during the same period in 2009. Including these items, net income for the three months ended March 31, 2009, was $1.2 million, a decrease of $255,000, or 17.0%, from $1.5 million for the three months ended March 31, 2008. A reconciliation of these non-GAAP income items to GAAP net income can be found in the tables accompanying this press release.

Interest income increased by $5.4 million, or 24.3%, from $22.1 million for the three months ended March 31, 2008, to $27.5 million for the three months ended March 31, 2009. This increase was primarily due to a $6.4 million, or 44.8%, increase in interest income on loans, as the average balance of our loan portfolio increased by $504.2 million, or 52.8%, from $955.5 million for the three months ended March 31, 2008 to $1.46 billion for the three months ended March 31, 2009. Due to the current low interest rate environment, the yield on interest-earning assets decreased 42 basis points to 5.13% for the three months ended March 31, 2009 from 5.55% for the three months ended March 31, 2008.
Interest expense increased by $2.4 million, or 21.4%, from $10.7 million for the three months ended March 31, 2008, to $13.1 million for the three months ended March 31, 2009. This increase was primarily caused by a $278.9 million, or 200.1%, increase in the average balance of our borrowings, from $139.3 million for the three months ended March 31, 2008, to $418.2 million for the three months ended March 31, 2009. We utilize borrowings from the Federal Home Loan Bank and the Federal Reserve, as well as our repurchase agreement with Credit Suisse, to leverage the balance sheet, increase liquidity, and to extend the duration of our liabilities to more closely match our assets. At March 31, 2009, we had $348.9 million in outstanding Federal Home Loan Bank advances and $25.0 million outstanding for our repurchase agreement. We had no Federal Reserve borrowings outstanding at the end of the quarter due to the short-term nature of these borrowings. Overall, the rate paid on average interest-bearing liabilities decreased 54 basis points to 2.85% for the three months ended March 31, 2009, compared to 3.39% for the three months ended March 31, 2008.
Based on management’s evaluation, provisions for loan losses of $1.4 million and $1.1 million were made during the three months ended March 31, 2009, and March 31, 2008, respectively. The $310,000, or 27.4%, increase in provisions for loan losses was primarily caused by the growth of our loan portfolio as well as an increase in impaired loans. Compared to the three months ended March 31, 2008, our average loans have increased by $504.2 million, or 52.8%, with the growth being driven by residential and commercial real estate loans and warehouse lines of credit. In addition, net charge-offs have increased from $748,000 for the three months ended March 31, 2008, to $1.0 million for the three months ended March 31, 2009.
Noninterest income decreased by $597,000, or 7.4%, from $8.0 million for the three months ended March 31, 2008, to $7.4 million for the three months ended March 31, 2009. This decrease was primarily caused by a $465,000 non-cash impairment charge to write off one of our collateralized debt obligations due to other-than-temporary impairment, which was credit-related. Also, in March 2009, we booked $400,000 of loss relating to the closure of eight in-store banking centers as we expand our community banking network by opening more free-standing, full-service community bank offices and transition away from limited service grocery store banking centers. These decreases in noninterest income were partially offset by a $1.9 million, or 101.1%, increase in the net gain on sales of loans.
Noninterest expense increased by $2.7 million, or 17.0%, from $15.9 million for the three months ended March 31, 2008, to $18.6 million for the three months ended March 31, 2009. This increase was primarily due to a $2.2 million, or 21.9%, increase in salaries and employee benefits expense; since March 2008, we have added staff due to the opening of our Northeast Tarrant County community bank office in August 2008 and our Oak Cliff community bank office in October 2008. Overall, our full-time employee equivalent count has increased from 544 at March 31, 2008, to 633 at March 31, 2009. The $2.2 million increase in salaries and employee benefits expense included a $779,000 increase in variable incentives based on higher mortgage loan production in 2009. Additionally, outside professional services expense increased by $546,000, or 103.0%, due to higher FDIC and OTS assessments in 2009 and the $350,000 reversal of a Visa litigation liability during the three months ended March 31, 2008, with no corresponding transaction in 2009.

About ViewPoint Financial Group
ViewPoint Financial Group is the holding company for ViewPoint Bank, the largest bank based in fast-growing Collin County, Texas. ViewPoint Bank operates 23 community bank offices and 14 loan production offices. For more information, please visit www.viewpointbank.com.
When used in filings by the Company with the Securities and Exchange Commission (the “SEC”), in the Company’s press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions, legislative changes, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, the Company’s ability to access cost-effective funding, fluctuations in real estate values and both residential and commercial real estate market conditions, demand for loans and deposits in the Company’s market area, competition, changes in management’s business strategies and other factors set forth under Risk Factors in our Form 10-K, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to advise readers that the factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
The Company does not undertake — and specifically declines any obligation — to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

VIEWPOINT FINANCIAL GROUP AND SUBSIDIARY
Condensed Consolidated Statements of Condition
(In thousands)

	March 31, 2009	December 31, 2008
	(unaudited)
ASSETS

Cash and cash equivalents	$45,425	$32,513
Securities available for sale, at fair value	449,392	483,016
Securities held to maturity	164,474	172,343
Mortgage loans held for sale	220,793	159,884
Loans, net of allowance of $9,498 — March 31, 2009, $9,068 — December 31, 2008	1,231,525	1,239,708
Federal Home Loan Bank stock	15,322	18,069
Bank-owned life insurance	27,742	27,578
Premises and equipment, net	49,036	45,937
Accrued interest receivable and other assets	32,911	34,367

Total Assets	$2,236,620	$2,213,415

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits
Non-interest-bearing demand	$178,274	$172,395
Interest-bearing demand	119,316	98,884
Savings and money market	671,508	635,243
Time	666,105	641,568

Total deposits	1,635,203	1,548,090
Federal Home Loan Bank advances	348,901	410,841
Repurchase agreement	25,000	25,000
Accrued interest payable and other liabilities	31,577	35,345

Total liabilities	2,040,681	2,019,276

Total shareholders’ equity	195,939	194,139

Total Liabilities and Shareholders’ Equity	$2,236,620	$2,213,415

VIEWPOINT FINANCIAL GROUP AND SUBSIDIARY
Condensed Consolidated Statements of Income
(In thousands except per share data)

	Three Months Ended
	March 31,
	2009	2008
	(unaudited)
Interest and dividend income
Loans, including fees	$20,738	$14,325
Securities	6,723	7,365
Interest-bearing deposits in other financial institutions	59	378
Federal Home Loan Bank stock	—	64

	27,520	22,132

Interest expense
Deposits	9,145	9,102
Federal Home Loan Bank advances and other borrowings	3,906	1,645

	13,051	10,747

Net interest income	14,469	11,385
Provision for loan losses	1,442	1,132

Net interest income after provision for loan losses	13,027	10,253

Noninterest income	7,442	8,039
Noninterest expense	18,641	15,928

Income before income tax expense	1,828	2,364
Income tax expense	584	865

Net income	$1,244	$1,499

Basic and diluted earnings per share	$0.05	$0.06

VIEWPOINT FINANCIAL GROUP AND SUBSIDIARY
Reconciliation of Non-GAAP to GAAP Net Income
(In thousands except per share data)

	Three Months Ended
	March 31,
	2009	2008
	(unaudited)

GAAP net income	$1,244	$1,499

Share-based compensation expense, net of tax	286	290
Impairment of collateralized debt obligation (all credit), net of tax	307	—
Valuation adjustment on mortgage servicing rights, net of tax	139	—
Loss relating to closure of in-store banking centers, net of tax	264	—
Reversal of Visa litigation liability, net of tax	—	(231)
Gain on redemption of Class B Visa, Inc. shares, net of tax	—	(504)

Non-GAAP net income	$2,240	$1,054

Basic and diluted non-GAAP earnings per share	$0.09	$0.04

VIEWPOINT FINANCIAL GROUP AND SUBSIDIARY
Selected Financial Data (unaudited)
(Dollar amounts in thousands except share data)

	Three Months Ended
	Mar	Dec	Sept	June	Mar
	2009	2008	2008	2008	2008
Share Data for Earnings per Share Calculation:
Weighted average common shares outstanding	24,929,157	24,929,157	24,958,368	25,211,327	25,218,503
Less: average unallocated ESOP shares	(696,319)	(722,090)	(749,177)	(776,064)	(803,053)
Less: average unvested restricted shares	(344,161)	(346,161)	(346,161)	(393,264)	(430,208)

Average shares	23,888,677	23,860,906	23,863,030	24,041,999	23,985,242
Diluted average shares	23,888,677	23,860,906	23,863,030	24,041,999	23,985,242

Net income (loss)	$1,244	$(7,403)	$1,189	$1,400	$1,499
EPS	$0.05	$(0.31)	$0.05	$0.06	$0.06
Non-GAAP EPS	$0.09	$(0.30)	$0.06	$0.07	$0.04

Share data at period-end:
Total shares issued	26,208,958	26,208,958	26,208,958	26,208,958	26,208,958
Less: Treasury stock	(1,279,801)	(1,279,801)	(1,279,801)	(1,080,257)	(990,455)

Total shares outstanding	24,929,157	24,929,157	24,929,157	25,128,701	25,218,503

Location Data:
Number of community bank offices	22	30	29	28	28
Number of loan production offices	14	15	20	11	9

Performance Ratios[1]:
Return on assets	0.22%	(1.41)%	0.24%	0.30%	0.35%
Return on equity	2.55%	(15.34)%	2.41%	2.74%	2.92%
Noninterest income to operating revenues	21.29%	(26.12)%	23.89%	26.11%	26.64%
Operating expenses to average total assets	3.33%	3.49%	3.74%	3.65%	3.73%
Efficiency ratio	85.08%	225.17%	83.70%	81.98%	82.00%

Capital Ratios:
Equity to total assets	8.76%	8.77%	10.03%	10.82%	11.56%
Risk-based capital to risk-weighted assets[2]	10.97%	11.17%	13.68%	15.16%	15.98%
Tier 1 capital to risk-weighted assets[2]	10.40%	10.58%	13.05%	14.55%	15.40%

[1]	With the exception of end of period ratios, all ratios are based on average monthly balances and are annualized where appropriate.

[2]	Calculated at the ViewPoint Bank level, which is subject to capital adequacy requirements by the Office of Thrift Supervision

	Three Months Ended
	Mar	Dec	Sept	June	Mar
	2009	2008	2008	2008	2008
		Unaudited

Asset Quality Data and Ratios:
Non-performing loans	$6,029	$4,745	$4,706	$3,457	$3,827
Non-performing assets to total assets	0.34%	0.29%	0.27%	0.25%	0.28%
Non-performing loans to total loans[1]	0.49%	0.38%	0.39%	0.33%	0.40%
Allowance for loan losses to non-performing loans	157.54%	191.11%	180.92%	210.53%	171.13%
Allowance for loan losses to total loans[1]	0.76%	0.73%	0.70%	0.70%	0.69%

Yields:
Loans	5.68%	5.93%	5.98%	5.92%	6.00%
Securities	4.08%	4.59%	4.74%	4.70%	5.01%
Overnight deposits	0.84%	1.67%	2.00%	2.24%	3.25%
Total interest-earning assets	5.13%	5.39%	5.47%	5.32%	5.55%

Deposits:
Interest-bearing demand	1.56%	1.37%	1.23%	0.69%	0.74%
Savings and money market	2.10%	2.43%	2.44%	2.31%	2.43%
Time	3.24%	3.38%	3.68%	3.95%	4.49%
FHLB advances and other borrowings	3.74%	4.04%	3.79%	3.90%	4.72%
Total interest-bearing liabilities	2.85%	3.08%	3.06%	3.04%	3.39%

Net interest spread	2.28%	2.31%	2.41%	2.28%	2.16%
Net interest margin	2.70%	2.76%	2.97%	2.85%	2.85%

[1]	Total loans does not include loans held for sale.